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Exhibit 99.1

                             P R E S S   R E L E A S E

FOR IMMEDIATE RELEASE                           For further information contact:
                                                Shane M. Bayless
                                                713.821.7160
                                                sbayless@3tecenergy.com

3TEC Energy Corporation Announces Completion of Merger with Enex Resources Corporation

Houston, Texas, January 2, 2002... 3TEC Energy Corporation ("3TEC") (NASDAQ:
TTEN) announced today that it has completed the previously announced cash merger with Enex Resources Corporation ("Enex"). Pursuant to the terms of the agreement, a wholly-owned subsidiary of 3TEC was merged into Enex resulting in Enex becoming a wholly owned subsidiary of 3TEC. Prior to the merger, 3TEC owned 80% of the outstanding common stock of Enex. The merger was effective on December, 31, 2001. As of such date, each share of Enex common stock not previously owned by 3TEC has been converted into the right to receive $14.00 per share in cash.

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East and South Texas and the Gulf Coast region.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, including the risk that significant properties do not achieve projected results, risks related to exploration and development including risks relating to the lack of economic drilling prospects, the inability of the Company to achieve expected efficiencies in controlling expenses, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.

Pennzoil Place    o     700 Milam Street, Suite 1100     o     Houston, TX 77002
                 o      713-821-7100     o     Fax 713-821-7200